Exhibit 5
[FOREST CITY ENTERPRISES, INC. LETTERHEAD]
September 11, 2008
Forest City Enterprises, Inc.
Terminal Tower, 50 Public Square, Suite 1100
Cleveland, Ohio 44113

Re:	Form S-8 Registration Statement
Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of June 19, 2008)
Ladies and Gentlemen:
     Forest City Enterprises, Inc. (the “Registrant”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 1,000,000 shares of the Registrant’s Class A Common Stock, $0.33-1/3 par value to be issued from time to time pursuant to the terms of the Forest City Enterprises, Inc. 1994 Stock Plan (As Amended and Restated as of June 19, 2008) (the “Plan”).
     Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares.
     In rendering this opinion, I have examined such records and documents, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary or advisable to render this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the shares of Class A common stock that are the subject of the Registration Statement and that constitute original issue shares will be, when issued pursuant to the Plan, legally issued, fully paid, and non-assessable.
     My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to, the laws of the State of Ohio. I express no opinion with respect to any other law of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Registrant to issue or sell the shares of Class A common stock pursuant to the Plan will be in full force and effect at all times at which such shares of Class A common stock are issued or sold by the Registrant, and the Registrant will take no action inconsistent with such resolutions.
     I hereby consent to the use and filing of this opinion as Exhibit 5 to the Registration Statement filed by the Registrant to effect registration of the additional shares of Class A common stock to be issued and sold pursuant to the Plan under the Securities Act. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Geralyn M. Presti
Senior Vice President, General Counsel
and Secretary